March 13, 1995

Immunomedics, Inc.
300 American Road
Morris Plains, New Jersey 07950

Gentlemen:

        Reference is hereby made to a certain Amended and Restated License Agreement dated December 11, 1990 (the "Agreement") by and between the Center for Molecular Medicine and Immunology, Inc. (the "Center") and Immunomedics, Inc.
("Immunomedics"), made to amend and restate in its entirety a certain agreement by and among the Center, Immunomedics and David M. Goldenberg, Sc.D., M.D., dated May 1983. Terms defined in the Agreement, but not defined herein, shall, when used herein, have the meanings ascribed to them in the Agreement.

     l. This will confirm our understanding that the Agreement is hereby amended to provide that Immunomedics will not use or exploit any technology or rights obtained under the Agreement for any fee other than a fee which (1) represents a fair market price for the use of such technology or rights and (2) is determined at the time the license of such technology or rights is entered into. Subject to the foregoing: (a) the first sentence of paragraph 2.1 of the Agreement is hereby amended to provide that, except for products developed under a third-party proposal as set out in paragraph 2.8 of the Agreement, whenever the Center has developed a Product, the Center promptly thereafter shall submit a Proposal (as defined in the Agreement as a "Research and Development Proposal") regarding said Product to the Immunomedics Liaison; and (b) paragraphs 3 and 4 of the Agreement are hereby amended to provide that all Patents and Know-How shall be the property of the Center, subject to the rights granted to Immunomedics under the Agreement (as amended by this letter agreement), and that the Center grants to Immunomedics, for a period of one-hundred eighty (180) days after submission by the Center of a Proposal, the first right and option to negotiate, in good faith, the terms of an exclusive or non-exclusive (as shall be determined by Immunomedics) worldwide commercialization license (with the right to sublicense) with respect to the Patents and Know-How covered by the Proposal, commercially reasonable under the circumstances and fairly reflecting the risks incurred by Immunomedics and the costs of subsequent research and development needed to bring the Product to the marketplace. The license will specify the licensed fields of use, breadth of exclusivity, and royalties payable by the licensee. Royalty rates will also be based on Product sales and the prevailing rates conventionally granted in the field identified in the Proposal for Products with reasonably similar commercial
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potential, based primarily on the royalties payable by
unrelated third parties and Immunomedics for the same (or comparable) rights to and licenses of the same (or comparable) technology to independent third parties under similar circumstances considering all relevant facts, adjusted to account for material differences in contractual terms and economic conditions in which transactions occurred. Royalty rates will be negotiated at the time the license is entered into. Royalty rates for exclusive commercialization licenses for Patents and Know-How generally will not exceed a rate within the following ranges: for Products resulting from technology developed by the Center after May 1983 and prior to December 11, 1990 - 1.1-2.3 percent; and for Products resulting from technology developed by the Center on or after December 11, 1990, including new Products emerging from a new technology developed and submitted as a Proposal by the Center subsequent to the date of this letter agreement - 2.2-4.6 percent. Contingent royalty schemes based on, e.g. patent issuance or nonissuance, and provisions treating the stacking of royalties or packaging of other licensed Patents and Know-How developed under the Proposal or licensed from the Center may be provided. Any such license will reserve unto the Center the royalty-free right to use such licensed Patents and Know-How for research and academic purposes on a non-commercial basis. In the event a license is not entered into by the Center and Immunomedics within such 180-day period, or Immunomedics earlier notifies the Center in writing that it does not desire to obtain a license, the Center may thereafter, if it shall have complied with the provisions of the Agreement, offer to and grant one or more licenses or other rights in the Patents and Know-How covered by the Proposal to others without any further obligation to Immunomedics; provided that the Center shall not offer substantially the same submission to a third party on terms, considered as a whole, more favorable than those terms last offered to Immunomedics without first offering such other terms to Immunomedics for sixty (60) days.

     2. Immunomedics and the Center acknowledge that any such licensed Patents and Know-How or a portion thereof is likely to have been or to be developed with financial or other assistance from the United States of America, and that applicable statutes, regulations and Executive Orders of the United States of America, as well as published guidelines and considerations for recipients of grants and contracts from the National Institutes of Health and other federal departments and agencies, may control, apply or affect the right of Immunomedics to receive any Proposal, any license granted under such license agreement or any sublicense thereof, and notwithstanding anything contained herein to the contrary, the rights and obligations of the parties under the Agreement are subject to compliance therewith to the extent controlling, applicable or affecting the rights
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and obligations of the parties. This paragraph shall not be deemed to be a waiver by Immunomedics of any right it may have to contest with the appropriate governmental authority the validity of any statutes, regulations, Executive Orders, guidelines and considerations or their applicability to all or any part of the Agreement as amended by this letter agreement.

     3. In addition, paragraph 8.1 of the Agreement is hereby amended in its entirety to provide that the Agreement shall continue in full force and effect until December 31, 1999, unless sooner terminated as provided in the Agreement; provided, that if during the five-year term ending December 31, 1999 (I) the Center shall file a patent application or
(ii) a written invention disclosure or notice of invention shall be filed by or with the Center or a principal investigator of the Center, with respect to technology covered by the Agreement (except for technology developed under a third-party proposal as set out in paragraph 2.8 of the Agreement), then subject to the submission by the Center of a Proposal, during the five years commencing upon the date of such filing, the rights of Immunomedics under the Agreement with respect to such technology shall be as follows:

     (a) The Center shall promptly after such filing submit a licensing proposal to Immunomedics with respect to such technology (which shall be deemed to be a "Proposal" under the Agreement) and thereupon Immunomedics shall have the first right and option, for a period of one-hundred eighty
(180) days after submission by the Center, to negotiate a license of such technology, upon the terms and conditions set forth in paragraph 1 above; and

     (b) In the event a license is not entered into by the Center and Immunomedics within such 180-day period, or Immunomedics earlier notifies the Center in writing that it does not desire to obtain a license, the Center may thereafter offer to and grant one or more licenses or other rights in the technology covered by such (deemed) Proposal to others without any further obligation to Immunomedics; provided that, until the expiration of five years after such filing, the Center shall not offer substantially the same submission to a third party on terms, considered as a whole, more favorable than those terms last offered to Immunomedics without first offering such other terms to Immunomedics for sixty (60) days.

At least ninety days and not more than one hundred eighty days prior to the expiration of the initial term of the Agreement (without considering any rights set forth in clauses (a) and (b) above), Immunomedics may give to the Center written notice of its desire to renew the Agreement for an additional five-year period. In such event, the
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Center and Immunomedics will, during the sixty days after
receipt of such notice, attempt to agree in good faith upon the terms and conditions of the Agreement to be in effect during such additional five-year period. In the event that the Center and Immunomedics shall be unable to agree upon all of such terms and conditions prior to the expiration of the term of the Agreement, the Agreement shall terminate in accordance with its terms.

Except as set forth in this letter agreement, all of the terms of the Agreement shall continue in full force and effect. This letter agreement is the legal, valid, binding and enforceable obligation of the parties. Each of the parties represents to the other that the execution and delivery of this letter agreement has been duly authorized by all necessary corporate action of such party.

It is further acknowledged that the modifications to the Agreement contained in this letter agreement are being requested by the Center in order to better conform the Agreement to the provisions of a certain tax certificate to be delivered by the Center to the Essex County Improvement
Authority, McCarter & English and others, regarding the Essex County Improvement Authority $3,600,000 County of
Essex Guaranteed Revenue Bonds, Series 1994 Garden State
Cancer Center Project. This letter agreement shall become effective upon the closing of the sale of such Bonds, and shall automatically terminate if such closing shall not occur on or before May 15, 1995.

                         Very truly yours,

                         CENTER FOR MOLECULAR MEDICINE
                         AND IMMUNOLOGY, INC.
                         BY:  /s/ Raymond Menard, Ph.D.

                         Agreed:

IMMUNOMEDICS, INC.

By:  /s/ Amy Factor